Exhibit 10.1

Description of Compensation Arrangement for Non-Executive Directors

Non-executive directors continue to be entitled to receive annual fees equal to $70,000.

Effective January 1, 2010, the Audit Committee chairperson is entitled to receive an additional annual fee equal to $10,000, the Compensation Committee chairperson is entitled to receive an additional annual fee equal to $7,500, and the Nominating and Corporate Governance Committee chairperson is entitled to receive an additional annual fee equal to $4,000.

Non-executive directors continue to be entitled to receive $1,000 for any meeting of the Board of Directors (the “Board”) or a committee thereof that they attend.

Directors may elect to receive fees in the form of common stock pursuant to the Advance America, Cash Advance Centers, Inc. Policy Regarding Receipt of Common Stock in Lieu of Cash Director’s Fees.

All directors are entitled to reimbursement of their expenses incurred in connection with participating in Board and committee meetings.